Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended Sept 30,	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Earnings:
Income before income taxes	$17,698	$19,018	$12,907	$7,910	$5,185	$1,615
Add: fixed charges, excluding interest on deposits	1,228	1,130	1,009	987	705	788
Earnings available for fixed charges, excluding interest on deposits	18,926	20,148	13,916	8,897	5,890	2,403
Add: Interest on deposits	6,201	4,988	2,918	2,421	2,207	1,911
Earnings available for fixed charges, including interest on deposits	25,127	25,136	16,834	11,318	8,097	4,314
Fixed charges:
Interest expenses, excluding interest on deposits	696	653	543	498	254	386
Interest portion of rental expense	532	477	466	489	451	402
Total fixed charges, excluding interest on deposits	1,228	1,130	1,009	987	705	788
Add: Interest on deposits	6,201	4,988	2,918	2,421	2,207	1,911
Total fixed charges, excluding interest on deposits	$7,429	$6,118	$3,927	$3,408	$2,912	$2,699

Ratio of Earnings to Fixed Charges
Excluding interest on deposits	15.41	17.83	13.79	9.01	8.35	3.05
Including interest on deposits	3.38	4.11	4.29	3.32	2.78	1.60

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended Sept 30,	Years Ended December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Earnings:
Income before income taxes	$17,698	$19,018	$12,907	$7,910	$5,185	$1,615
Add: fixed charges, excluding interest on deposits	1,292	1,130	1,157	1,108	796	940
Earnings available for fixed charges, excluding interest on deposits	18,990	20,148	14,064	9,018	5,981	2,555
Add: Interest on deposits	6,201	4,988	2,918	2,421	2,207	1,911
Earnings available for fixed charges, including interest on deposits	25,191	25,136	16,982	11,439	8,188	4,466
Fixed charges:
Interest expenses, excluding interest on deposits	696	653	543	498	254	386
Interest portion of rental expense	532	477	466	489	451	402
Preferred stock dividends (1)	64	—	148	121	91	152
Total fixed charges, excluding interest on deposits	1,292	1,130	1,157	1,108	796	940
Add: Interest on deposits	6,201	4,988	2,918	2,421	2,207	1,911
Total fixed charges, excluding interest on deposits	$7,493	$6,118	$4,075	$3,529	$3,003	$2,851

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	14.70	17.83	12.15	8.14	7.51	2.72
Including interest on deposits	3.36	4.11	4.17	3.24	2.73	1.57

(1) Preferred stock dividends used in the ratio consist of the amount of pre-tax earnings required to pay the dividends of outstanding preferred stock.